The information in this preliminary pricing supplement is not complete and may be changed.
This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 14, 2011.
Preliminary Pricing Supplement No. J174
To the Underlying Supplement dated June 1, 2010,
Product Supplement No. JPM-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 February 14, 2011
Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due February 29, 2012 Linked to the S&P GSCITM Brent Crude Index Excess Return
General
•
The notes are designed for investors who seek a capped return at maturity linked to the performance of the S&P GSCITM Brent Crude Index Excess Return. Investors should be willing to forgo interest and dividend payments and, if the closing level of the Underlying is less than the Initial Level by more than 20.00% on any trading day during the Monitoring Period and the Final Level is less than the Initial Level, be willing to lose up to 100% of their investment. If the closing level is not less than the Initial Level by more than 20.00% on any trading day during the Monitoring Period, at maturity investors will be entitled to receive the principal amount of their notes and will have the opportunity to participate in the appreciation of the Underlying, if any, up to the Maximum Return, which will be at least 21.00% (to be determined on the Pricing Date) and the Contingent Minimum Return, which will be at least 10.00% (to be determined on the Pricing Date). Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 29, 2012.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about February 18, 2011 (the “Pricing Date”) and are expected to settle on or about February 24, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:
The S&P GSCITM Brent Crude Index Excess Return. The Underlying is reported by Bloomberg under the ticker symbol “SPGCBRP.” For more information on the Underlying, see “The Reference Indices—The S&P GSCITM Indices” in the accompanying underlying supplement.

Payment at Maturity:	Subject to the occurrence of a commodity hedging disruption event, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Underlying, as follows:
• If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
• if the Underlying Return is less than or equal to the Contingent Minimum Return, the Contingent Minimum Return;
• if the Underlying Return is greater than the Contingent Minimum Return but less than the Maximum Return, the Underlying Return; and
• if the Underlying Return is equal to or greater than the Maximum Return, the Maximum Return.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be between $1,100 and $1,210 (to be determined on the Trade Date).
•  If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return and (ii) the Maximum Return.

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level.
Any payment at maturity is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the closing level of the Underlying is less than the Initial Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 20.00% (to be determined on the Pricing Date).
Monitoring Period:	The period from but excluding the Pricing Date to and including the Valuation Date.
Underlying Return:	Final Level – Initial Level
Initial Level
Maximum Return:	Expected to be 21.00% (to be determined on the Pricing Date).
Contingent Minimum Return:	Expected to be 10.00% (to be determined on the Pricing Date).
Initial Level:*	The closing level of the Underlying on the Pricing Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:†	February 24, 2012
Maturity Date:†	February 29, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EV84
* In the event a market disruption event (as described herein) exists on any trading day during the Monitoring Period, the calculation agent will determine the closing level of the Underlying on such day for purposes of determining whether a Knock-Out Event occurs.
† The Pricing Date and Valuation Date are subject to postponement if either date is not an underlying business day or in the event of a market disruption event, and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in this pricing supplement.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying underlying supplement and page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

JPMorgan
Placement Agent
February      , 2011

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated June 1, 2010, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 1, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910005684/a2198993z424b2.htm

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying underlying supplement and product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Underlying reflecting the Initial Level of 710 and assuming a Knock-Out Buffer Amount of 20.00%, a Maximum Return of 21.00% and a Contingent Minimum Return of 10.00%. The actual Knock-Out Buffer Amount, Maximum Return and Contingent Minimum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Final Level and on whether a Knock-Out Event occurs. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Return	A Knock-Out Event Has Not Occurred		A Knock-Out Event Has Occured
		Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
1420.00	100.00%	21.00%	$1,210.00	21.00%	$1,210.00
1349.00	90.00%	21.00%	$1,210.00	21.00%	$1,210.00
1278.00	80.00%	21.00%	$1,210.00	21.00%	$1,210.00
1207.00	70.00%	21.00%	$1,210.00	21.00%	$1,210.00
1136.00	60.00%	21.00%	$1,210.00	21.00%	$1,210.00
1065.00	50.00%	21.00%	$1,210.00	21.00%	$1,210.00
994.00	40.00%	21.00%	$1,210.00	21.00%	$1,210.00
923.00	30.00%	21.00%	$1,210.00	21.00%	$1,210.00
852.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
816.50	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
781.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
745.50	5.00%	10.00%	$1,100.00	5.00%	$1,050.00
710.00	0.00%	10.00%	$1,100.00	0.00%	$1,000.00
674.50	-5.00%	10.00%	$1,100.00	-5.00%	$950.00
639.00	-10.00%	10.00%	$1,100.00	-10.00%	$900.00
568.00	-20.00%	10.00%	$1,100.00	-20.00%	$800.00
497.00	-30.00%	N/A	N/A	-30.00%	$700.00
426.00	-40.00%	N/A	N/A	-40.00%	$600.00
355.00	-50.00%	N/A	N/A	-50.00%	$500.00
284.00	-60.00%	N/A	N/A	-60.00%	$400.00
213.00	-70.00%	N/A	N/A	-70.00%	$300.00
142.00	-80.00%	N/A	N/A	-80.00%	$200.00
71.00	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Hypothetical Examples of Amounts Payable at Maturity

Example 1: The closing level of the Underlying increases from the Initial Level of 710 to a Final Level of 1065, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,210 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 21%)
	=	$1,210

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,210 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 21%)
	=	$1,210

Example 2: The closing level of the Underlying increases from the Initial Level of 710 to a Final Level of 816.50, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 15% is greater than the Contingent Minimum Return but less than the Maximum Return, the investor receives a payment at maturity of $1,150 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 15%)
	=	$1,150

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 15% is less than the Maximum Return, the investor receives a payment at maturity of $1,150 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 15%)
	=	$1,150

Example 3: The closing level of the Underlying increases from the Initial Level of 710 to a Final Level of 745.50, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 5% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 10.00%)
	=	$1,100

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 5% is less than the Maximum Return, the investor receives a payment at maturity of $1,050 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 5%)
	=	$1,050

Example 4: The closing level of the Underlying decreases from the Initial Level of 710 to a Final Level of 568, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of -20% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 10.00%)
	=	$1,100

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of -20% is less than the Maximum Return, the investor receives a payment at maturity of $800 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × -20%)
	=	$800

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Underlying at maturity, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 21.00%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,210 for every $1,000 principal amount of notes. If a Knock-Out Event has not occurred, in addition to the principal amount, you will be entitled to receive at maturity at least the Contingent Minimum Return of 10.00% on the notes, or a minimum payment at maturity of $1,100 for every $1,000 principal amount of notes. The actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 10.00%. Even if a Knock-Out Event has occurred, if the Final Level is greater than the Initial Level, in addition to the principal amount, you will be entitled to receive at maturity a return on the notes equal to the Underlying Return, subject to the Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE S&P GSCITM BRENT CRUDE INDEX EXCESS RETURN – The return on the notes is linked to the performance of the S&P GSCITM Brent Crude Index Excess Return, a sub-index of the S&P GSCI, a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy, which is calculated, maintained and published daily by Standard & Poor’s, a division of McGraw-Hill Companies. The S&P GSCITM Brent Crude Index Excess Return represents the return of a portfolio of commodity futures contracts on Brent Crude included in the S&P GSCI. The S&P GSCITM Brent Crude Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. For more information on the Underlying, please see “The Reference Indices— S&P GSCITM Indices” in the accompanying Underlying Supplement and “The Underlying—The S&P GSCITM Brent Crude Index Excess Return” herein.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES – If a commodity hedging disruption event (as defined under “Commodity Hedging Disruption Events” below) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 principal amount of notes upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes” for more information.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs and the Final Level is less than the Initial Level, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST – We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Underlying, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – Regardless of whether a Knock-Out Event occurs, if the Final Level is greater than the Initial Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Underlying, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 21.00%. Accordingly, the maximum amount payable at maturity is expected to be $1,210 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS – The notes are subject to closing level monitoring. As a result, if the Underlying Return on any trading day during the Monitoring Period is less than the Initial Level by more than the Knock-Out Buffer Amount of 20.00%*, you will not be entitled to receive the Contingent Minimum Return of 10.00%* on the notes and you will be fully exposed at maturity to any depreciation in the Underlying. Under these circumstances, if the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Level as compared to the Initial Level. You will be subject to this potential loss of principal even if the Underlying subsequently increases such that the Underlying Return is less than the Initial Level by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Level. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Underlying.

* The actual Knock-Out Buffer Amount and the actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 20.00% and 10.00%, respectively.

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COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE UNDERLYING – Market prices of the commodity futures contracts comprising the Underlying tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. These and other factors may affect the level of the Underlying, and thus the value of your notes, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•
COMMODITY PRICES ARE PRIMARILY AFFECTED BY DEMAND AND SUPPLY, BUT ARE ALSO SIGNIFICANTLY INFLUENCED BY OTHER FACTORS – The price of the futures contracts comprising the Underlying is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries

•
(“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

•
COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES – The commodity futures contracts that comprise the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Underlying. The Commodity Futures Trading Commission (“CFTC”) has recently proposed rules that would impose position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented in order to protect against excessive speculation. We or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Commodity Hedging Disruption Events” in the accompanying Underlying Supplement for more information.

•
THE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION – The proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the CFTC. We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non−U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non−U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

•
OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY FUTURES CONTRACTS – The return on your notes will not reflect the return you would realize if you actually held the commodity contracts comprising the Underlying. The Underlying is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING, AND THEREFORE THE VALUE OF THE NOTES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a trading day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Underlying and, therefore, the value of your notes.

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HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS COMPRISING THE UNDERLYING RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE UNDERLYING AND THE VALUE OF THE NOTES – The Underlying is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Underlying approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield.” While many of the contracts included in the Underlying have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times and there can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the Underlying. The presence of contango in the commodity markets (i.e., where the prices for the relevant futures contracts are higher in the distant delivery months than in nearby delivery months) could result in negative “roll yields,” which could adversely affect the value of the Underlying and thus the value of notes linked to the Underlying.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the level of the Underlying during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the closing level of the Underlying has decreased, as compared to the Initial Level, by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Underlying and the underlying futures contracts;

o	the market price of the physical commodities upon which the futures contracts comprising the Underlying are based;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the commodities comprising the Underlying or markets generally and which may affect the value of the commodity futures contracts, and thus the closing level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

The S&P GSCITM BRENT CRUDE INDEX EXCESS RETURN

We have derived all information regarding the S&P GSCITM Brent Crude Index Excess Return contained in this pricing supplement from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor's. The S&P GSCITM Brent Crude Index Excess Return was developed, and is calculated, maintained and published by Standard & Poor's. The S&P GSCI™ Brent Crude Index Excess Return is reported by Bloomberg under the ticker symbol ‘‘SPGCBRP.”

The S&P GSCITM Brent Crude Index Excess Return is a sub-index of the S&P GSCITM Excess Return, which is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCITM Brent Crude Index Excess Return represents only the Brent crude oil component of the S&P GSCITM Excess Return. The S&P GSCI™ Excess Return represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the contract production weight (“CPW”) and roll weights of the contracts included in the S&P GSCITM. The value of the S&P GSCITM Brent Crude Index Excess Return on any given day is calculated in the same manner as the S&P GSCITM Excess Return except that (i) the daily contract reference prices, the CPW and roll weights used in performing such calculations are limited to the Brent crude oil futures contracts included in the S&P GSCITM Brent Crude Index Excess Return; and (ii) the S&P GSCITM Brent Crude Index Excess Return has a separate normalizing constant.

For more information about the S&P GSCITM and the S&P GSCITM Excess Return, see “The Reference Indices—The S&P GSCITM Indices” in the underlying supplement.

Historical Information

The following graph sets forth the historical performance of the S&P GSCITM Brent Crude Index Excess Return based on the closing levels of the Underlying from January 1, 2006 through February 10, 2011. The closing level of the Underlying on February 10, 2011 was 709.1574. We obtained the closing levels of the Underlying below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Underlying on any trading day during the Monitoring Period, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment.

For further information on the Underlying, see “The Reference Index—The S&P GSCITM Indices” in the accompanying underlying supplement.

Market Disruption Events

Certain events may affect, or prevent the calculation agent from calculating, the closing level of the Underlying on the Pricing Date or the Valuation Date, and consequently, the underlying return or the amount, if any, that we will pay to you at maturity of the notes. We refer to each of the events described in the following paragraph individually as a "market disruption event." References to the Underlying are deemed to include references to any relevant successor underlying where applicable.

With respect to the Underlying, a "market disruption event” means:

              (a)  a termination or suspension of, or a material limitation or disruption in trading in one or more exchange-traded futures contracts or other components included in the Underlying (an "index component") that prevents the relevant exchange on which such index component is traded from establishing an official settlement price for such index component as of the regularly scheduled time;

              (b)  the settlement price for any index component is a "limit price," which means that the settlement price for such index component for a day has increased or decreased from the previous day's settlement price by the maximum amount permitted under applicable exchange rules;

              (c)  failure by the applicable exchange or other price source to announce or publish the settlement price for any index component; or

              (d)  failure of the sponsor of the Underlying to publish the value of the Underlying, subject to certain adjustments below.

If the calculation agent determines that a market disruption event exists with respect to an index component on the Pricing Date, then the calculation agent will determine the Initial Level of the Underlying in the following manner: for any affected index component, the official settlement price for the first subsequent underlying business day upon which no market disruption event occurs, and for any index component that does not experience a market disruption event on the Pricing Date, the official settlement price for such index component as published by the relevant exchange on the Pricing Date, in each case, will be incorporated into the Initial Level. If the calculation agent determines that a market disruption event exists with respect to an index component on each of the five underlying business days immediately following the Pricing Date, (a) the fifth succeeding underlying business day after the original Pricing Date will be deemed to be the Pricing Date, notwithstanding the market disruption event, and (b) the calculation agent will determine the Initial Level on that deemed Pricing Date using its good faith estimate of the settlement price for such index component that would have prevailed on the applicable exchange but for the market disruption event, on the deemed Pricing Date. As a result of the foregoing, the Initial Level may differ substantially from the level of the Underlying that would have been obtained in the absence of a market disruption event.

If the calculation agent determines that a market disruption event exists with respect to an index component on the Valuation Date, then the calculation agent will determine the Final Level of the Underlying in the following manner: for any affected index component, the official settlement price for the first subsequent underlying business day upon which no market disruption event occurs, and for any index component that does not experience a market disruption event on the Valuation Date, the official settlement price for such index component as published by the relevant exchange on the Valuation Date, in each case, will be incorporated into the Final Level. If the calculation agent determines that a market disruption event exists with respect to an index component on each of the five underlying business days immediately following the Valuation Date, (a) the fifth succeeding underlying business day after the original Valuation Date will be deemed to be the Valuation Date, notwithstanding the market disruption event, and (b) the calculation agent will determine the Final Level on that deemed Valuation Date using its good faith estimate of the settlement price for such index component that would have prevailed on the applicable exchange but for the market disruption event, on the deemed Valuation Date. As a result of the foregoing, the Final Level may differ substantially from the level of the Underlying that would have been obtained in the absence of a market disruption event.

If the calculation agent determines that a market disruption event exists with respect to the Underlying (but not in respect of any index component) on the Pricing Date, then the calculation agent will determine the level of the Underlying using the official settlement prices on such Pricing Date on the relevant exchanges for each index component included in the Underlying on thePricing Date.

If the calculation agent determines that a market disruption event exists with respect to the Underlying (but not in respect of any index component) on the Valuation Date, then the calculation agent will determine the level of the Underlying using the official settlement prices on such Valuation Date on the relevant exchanges for each index component included in the Underlying as of the closing time on the Valuation Date.

If the Valuation Date is postponed as a result of a market disruption event as described above, then the Maturity Date will be postponed to the fifth business day following such Valuation Date as postponed. No interest or other payment will be payable because of any such postponement of the Maturity Date.

Solely for the purpose of determining whether a Knock-Out Event occurs on any trading day during the Monitoring Period, if the calculation agent determines that a market disruption event exists on such day (i) with respect to an index component, the calculation agent will determine the closing level for the Underlying for such day using its good faith estimate of the settlement price for such index component that would have prevailed on the relevant exchange on such day but for the market disruption event and (ii) with respect to the Underlying (but not with respect to any index component), the calculation agent will determine the closing level for the Underlying for such day using the official settlement prices on such day for each index component included in the Underlying.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that they have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless  (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse